UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Drive Shack Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DRIVE SHACK INC.

April 18, 2019

Dear Fellow Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Drive Shack Inc. to be held at 547 West 27th Street, Suite 300, New York, NY 10001, on May 29, 2019, at 8:30 a.m., Eastern Time. The matters to be considered by the stockholders at the Annual Meeting are described in detail in the accompanying materials.

IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to vote today by Internet, by telephone or by completing, signing and returning your proxy card in the envelope provided.

PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING: All Stockholders may vote in person at the Annual Meeting. In addition, any stockholder may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Sincerely,

/s/ Wesley R. Edens
Wesley R. Edens
Chairman of the Board of Directors

DRIVE SHACK INC.
NOTICE OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Drive Shack Inc.:

The annual meeting of stockholders of Drive Shack Inc., a Maryland corporation, will be held at 547 West 27th Street, Suite 300, New York, NY 10001 on May 29, 2019, at 8:30 a.m., Eastern Time. The matters to be considered and acted upon by stockholders at the Annual Meeting, which are described in detail in the accompanying materials, are:

(i)	a proposal to elect three Class II directors to serve until the 2022 annual meeting of stockholders, and until their successors are elected and duly qualified;
(ii)	a proposal to approve, by non-binding advisory vote, the compensation of our named executive officers, as disclosed in the Proxy Statement (commonly known as a “say-on-pay” proposal);
(iii)	a recommendation, by non-binding advisory vote, regarding the frequency of future advisory votes on executive compensation (commonly known as a “say-on-frequency” proposal);
(iv)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for Drive Shack Inc. for fiscal year 2019; and
(v)	any other business properly presented at the Annual Meeting.

Stockholders of record at the close of business on April 1, 2019 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Return the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, please vote by one of these three methods. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

/s/ Nicholas M. Foley
Nicholas M. Foley
Secretary

218 W. 18th Street, 3rd Floor
New York, NY 10011
April 18, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 29, 2019:

The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K
are available on the Investor Relations section of our website at
http://ir.driveshack.com.

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DRIVE SHACK INC.
218 W. 18th Street, 3rd Floor
New York, NY 10011

PROXY STATEMENT

For the 2019 Annual Meeting of Stockholders to Be Held on
May 29, 2019

This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Drive Shack Inc., a Maryland corporation, for use at the Annual Meeting to be held on May 29, 2019 and any adjournments or postponements thereof. “We,” “our,” “us,” “the company” and “Drive Shack” each refers to Drive Shack Inc. The mailing address of our executive office is 218 W. 18th Street, 3rd Floor, New York, NY 10011. This Proxy Statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of our common stock, par value $0.01 per share, which we refer to in this proxy statement as the “common stock,” on or about April 18, 2019.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Matters to be considered at the Annual Meeting

At the Annual Meeting, stockholders of the company’s common stock will vote upon:

(i)	a proposal to elect three Class II directors to serve until the 2022 annual meeting of stockholders, and until their successors are elected and duly qualified;
(ii)	a proposal to approve, by non-binding advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement, commonly known as a “say-on-pay” proposal;
(iii)	a recommendation, by non-binding advisory vote, regarding the frequency of future advisory votes on executive compensation, commonly known as a “say-on-frequency” proposal;
(iv)	a proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the company for fiscal year 2019; and
(v)	any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on April 1, 2019, and will provide reimbursement for the cost of forwarding the material.

Stockholders Entitled to Vote

As of April 1, 2019, there were outstanding and entitled to vote 67,027,104 shares of our common stock. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 1, 2019 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

We also have outstanding 1,347,321 shares of our 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of our 8.05% Series C Cumulative Redeemable Preferred Stock and 620,000 shares of our 8.375% Series D Cumulative Redeemable Preferred Stock. These shares have no voting rights, except in limited circumstances, none of which are applicable to the matters that will be presented for consideration at the Annual Meeting.

Stockholder of Record. If your shares are registered directly in your name with the company’s transfer agent, American Stock Transfer & Trust Company LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials were sent directly to you by the company.

Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials will be or have been forwarded to you by your bank or broker. The bank or broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker.

Required Vote

A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual Meeting. If you have returned a valid proxy or if you hold your shares in your own name as holder of record and attend the Annual Meeting in person, your shares will be counted as present for the purpose of determining whether there is a quorum. Votes to “withhold,” abstentions and “broker non-votes” (as described below) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

For the election of the nominees to our Board of Directors (Proposal 1), the affirmative vote of a plurality of all the votes cast at the Annual Meeting is sufficient to elect the nominee if a quorum is present, meaning each nominee will be elected if he receives at least one “for” vote. The affirmative vote of a majority of the votes cast by holders of our common stock at the Annual Meeting is required to approve, on a non-binding, advisory basis, the “say-on-pay” proposal (Proposal 2) and ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 4). For the “say-on-frequency” proposal (Proposal 3), the option receiving the greatest number of votes (once every one year, two years or three years) will be the resulting recommendation, on a non-binding, advisory basis, of our stockholders.

Broker non-votes are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it has not received voting instructions from the beneficial owner and therefore is precluded by the rules of the New York Stock Exchange, which we refer to in this Proxy Statement as “NYSE,” from voting on a particular matter. Under NYSE rules, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions are not entitled to vote on the election of directors, the “say-on-pay” proposal or the “say-on-frequency” proposal (Proposals 1 through 3) but they are entitled to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal 4).

A vote “withheld” from a director nominee or a broker non-vote on a director nominee will have no effect on the outcome of the vote for Proposal 1, because a plurality of the votes cast at the Annual Meeting is required for the election of each director, meaning each nominee will be elected if he or she receives at least one “for” vote. Similarly, if you abstain from voting on any of Proposals 2 through 4, your abstention will not affect the outcome because abstentions are not counted as votes cast on such proposal under NYSE rules.

If the enclosed proxy card is properly executed and returned to us in time to be voted at the Annual Meeting, it will be voted as specified on the proxy card unless it is properly revoked prior thereto. If no specification is made on the proxy card as to any one or more of the proposals, the shares of common stock represented by the proxy will be voted as follows:

(i)	FOR the election of the Class II nominees to our Board of Directors;
(ii)	FOR the “say-on-pay” proposal regarding the compensation of our named executive officers;
(iii)	ONE YEAR as the frequency of future advisory “say-on-pay” votes;
(iv)	FOR the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
(v)	in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual Meeting.

Voting

Stockholders of Record. If you are a stockholder of record, you may instruct the proxies to vote your shares by telephone, by the Internet or by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our common stock in person at the Annual Meeting.

Street Name Holders. If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the Annual Meeting or to have your shares voted at the Annual Meeting.

Right to Revoke Proxy

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the Annual Meeting, to our Secretary, Nicholas M. Foley, at Drive Shack Inc., 218 W. 18th Street, 3rd Floor, New York, NY 10011;
•	sign, date and mail a new proxy card to our Secretary;
•	dial the number provided on the proxy card and vote again;
•	log onto the Internet site provided on the proxy card and vote again; or
•	attend the Annual Meeting and vote your shares in person.

Street Name Holders. If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Stockholders

A copy of our Annual Report on Form 10-K for our most recently completed fiscal year, which has been filed with the Securities and Exchange Commission, which we refer to in this Proxy Statement as the “SEC,” will be mailed to stockholders entitled to vote at the Annual Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to stockholders upon written request to: Drive Shack Inc., 218 W. 18th Street, 3rd Floor, New York, NY 10011, Attention: Investor Relations. You can also find an electronic version of our Annual Report on the Investor Relations section of the Drive Shack website (http.//ir.driveshack.com).

Voting Results

Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the inspector of election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.

Confidentiality of Voting

We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our inspector of election, to examine these documents.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

(i)	FOR the election of the Class II nominees to our Board of Directors;
(ii)	FOR the “say-on-pay” proposal regarding the compensation of our named executive officers;
(iii)	ONE YEAR as the frequency of future advisory “say-on-pay” votes; and
(iv)	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the company for fiscal year 2019.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The first proposal is to elect three Class II directors to serve until the 2022 annual meeting of stockholders, and until their respective successors are duly elected and qualified.

Our charter authorizes the number of directors to be not less than one, nor more than fifteen. The number of directors on the Board is currently fixed at nine. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms.

Our current Board of Directors is classified as follows:

Class	Term Expiration	Director	Age
Class I	2021	Stuart A. McFarland	72
		Clifford Press	65
		Kenneth A. May	58
Class II	2019	William J. Clifford	61
		Virgis W. Colbert	80
		Benjamin M. Crane	43
		Kevin J. Finnerty	64
Class III	2020	Wesley R. Edens	57
		Sarah L. Watterson	31

Alan L. Tyson retired from the Board of Directors on May 25, 2018, William J. Clifford was appointed to the Board of Directors on June 1, 2018, Kenneth A. May and Sarah L. Watterson were appointed to the Board of Directors on November 12, 2018, and Kevin J. Finnerty is not standing for re-election and his term as a Class II director will expire at the Annual Meeting. Virgis W. Colbert and Benjamin M. Crane were appointed to the Board of Directors on April 11, 2019. Accordingly, the Board of Directors has fixed the number of directors on the Board at eight, effective upon the conclusion of the Annual Meeting.

The Board of Directors has unanimously proposed Virgis W. Colbert, Benjamin M. Crane and William J. Clifford as nominees for election as Class II directors. The director-nominees currently serve on our Board of Directors. If elected at the Annual Meeting, Messrs. Colbert, Crane and Clifford will hold office until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier retirement, resignation or removal.

Unless otherwise instructed, we will vote all proxies we receive FOR Virgis W. Colbert, Benjamin M. Crane and William J. Clifford. If either of the nominees becomes unable to stand for election as a director, an event that our Board of Directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board of Directors.

The Board of Directors recommends that you vote FOR the election of Messrs. Colbert, Crane and Clifford to serve as Class II directors until the 2022 annual meeting of the stockholders, and until their successors are duly elected and qualified.

Information Concerning Our Directors, Including the Director Nominees

Set forth below is certain biographical information for our directors, including the director-nominees, as well as the month and year each person was first elected as one of our directors.

Each of our directors was selected because of the knowledge, experience, skill, expertise and diversity the director contributes to the Board of Directors as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. The Nominating and Corporate Governance Committee believes that each of the directors also has key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board of Directors and its committees.

Wesley R. Edens
Chairman of the Board of Directors since inception
Mr. Edens has been Chairman of our Board since our inception and served as our Chief Executive Officer from our inception until February 2007. He is the Co-Chief Executive Officer of Fortress Investment Group LLC, which we refer to in this Proxy Statement as “Fortress,” a global investment management firm, and has been a member of the Board of Directors since November 2006. Mr. Edens has been a principal and a member of the Management Committee of Fortress since co-founding Fortress in May 1998. Previously, Mr. Edens served as Chief Executive Officer of Fortress from inception to August 2009. Mr. Edens has primary investment oversight of Fortress’ private equity and publicly traded alternative investment businesses. Mr. Edens is the chief executive officer and chairman of the board of directors of New Fortress Energy LLC (NASDAQ: NFE). He is the Chairman of the board of directors of each of New Media Investment Group Inc. and OneMain Holdings Inc. He is a director of Mapeley Limited. Mr. Edens previously served on the board of the following publicly traded companies and registered investment companies: Florida East Coast Railway Corp. from December 2007 to June 2017, Intrawest Resorts Holdings Inc. from January 2014 to July 2017, Fortress Transportation and Infrastructure Investors LLC from May 2015 to May 2016, Gaming and Leisure Properties Inc. from October 2013 to October 2016, New Residential Investment Corp. from April 2013 to May 2016, New Senior Investment Group from October 2014 to January 2019, Nationstar Mortgage Holdings Inc. from February 2012 to July 2016, Brookdale Senior Living Inc., from

September 2005 to June 2014; GAGFAH S.A. from September 2006 to June 2014; PENN National Gaming Inc. from October 2008 to November 2013 and GateHouse Media Inc., from June 2005 to November 2013. Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc. (an investment management firm), where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens’ extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and his deep familiarity with our company led the Board to conclude that Mr. Edens should be elected to serve as a director.

William J. Clifford
Director since June 2018
Mr. Clifford has been a member of our Board of Directors and a member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors since June 2018. Mr. Clifford was the Senior Vice President, CFO and Treasurer for Gaming and Leisure Properties Inc. (NASDAQ: GLPI) from 2013 to 2018, which was a spin-off from Penn National Gaming, Inc. (NASDAQ: PENN) where he was Senior Vice President of Finance and CFO from 2001 to 2013. He was also a member of the board of directors and Audit Committee Chairman for Intrawest Holdings, Inc. (NASDAQ: SNOW) from 2014 to 2017. Mr. Clifford previously held operational finance roles for casinos in Las Vegas and the Bahamas. Mr. Clifford’s knowledge, skill, expertise and experience as described above, led our Board of Directors to conclude that Mr. Clifford should be elected to serve as a director.

Virgis W. Colbert
Director since April 2019
Mr. Colbert has been a member of our Board of Directors and a member of the Audit Committee and Compensation Committee of our Board of Directors since April 2019. Mr. Colbert is a Senior Advisor to MillerCoors LLC and has served in a variety of key leadership positions with Miller Brewing Company since 1979, including Executive Vice President of Worldwide Operations from 1997 to 2005 and Senior Vice President of Operations from 1993 to 1997. Mr. Colbert is a member of the Board of Directors of The NASDAQ Stock Market LLC, NASDAQ PHLX LLC, NASDAQ BX, Inc., International Securities Exchange, LLC, ISE Gemini, LLC and ISE Mercury, LLC. Mr. Colbert also serves on the board of STAG Industrials, Inc. and New Senior Investment Group. Mr. Colbert has previously served on the boards of Lorillard, Inc., where he was Lead Independent Director (from 2008 to 2015), Delphi Corp. (from 1999 to 2006), Merrill Lynch & Co. Inc. (from 2006 to 2008), Bank of America Corp. (from 2009 to 2013), Stanley Black & Decker (from 2002 to 2013), the Sara Lee Corporation and its successor The Hillshire Brands Company (from 2006 to 2013) and The Manitowoc Company, Inc. (from 2001 to 2012). He is Chairman Emeritus of the board for the Thurgood Marshall College Fund and former Chairman of the board of trustees for Fisk University. He is a life member of the National Association for the Advancement of Colored People. As a result of these and other professional experiences, Mr. Colbert has particular knowledge of and extensive experience in public company board practices and in the management and oversight of a regulated public company, including operations, supply chain logistics, engineering, information technology and strategic growth. These factors and his other qualifications and skills, led our Board of Directors to conclude that Mr. Colbert should serve as a director.

Benjamin M. Crane
Director since April 2019
Mr. Crane has been a member of our Board of Directors and a member of the Compensation Committee of our Board of Directors since April 2019. Mr. Crane is an American professional golfer, who has been a member of the PGA tour since December 2001, when he was awarded his PGA tour card for 2002. Mr. Crane is actively involved in several charities, including the Crane Foundation, which he started with his wife Heather. The purpose of the Crane Foundation is to help others reach new heights and levels of achievement and spirituality in their lives through gifts, grants and additional resources. His charity also supports several other charities including the College Golf Fellowship, Forward Edge International, H.O.P.E Farm Inc., Love146 Inc., the St. Bernard Project and Young Life. Mr. Crane received his B.A. from the University of Oregon. These factors and his other qualifications and skills, including his experience with and connections to the game of golf and its followers, led our Board of Directors to conclude that Mr. Crane should serve as a director.

Kenneth A. May
Director since November 2018
Mr. May has been our Chief Executive Officer, President and Director since November 2018. Prior to joining Drive Shack, Mr. May served as Executive Chairman of Urban Air Adventure Parks, a family theme park company based in Dallas, Texas. From 2014 through 2017, Mr. May served as chief executive officer of Topgolf, a golf-themed entertainment company based in Dallas, Texas, which he joined in 2013. Before that, Mr. May served as chief executive officer of FedEx Kinko’s, where he was responsible for the company’s strategic direction, product and service vision, as well as growth and development. Mr. May has also served as President of Krispy Kreme and Chairman of the March of Dimes National Board of Trustees. Mr. May’s stint as a chief executive officer of another company in the golf entertainment sector, and his other qualifications and skills, led our Board of Directors to conclude that Mr. May should serve as a director.
Stuart A. McFarland
Director since October 2002
Mr. McFarland has been a member of our Board of Directors since October 2002, and chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors since November 2002. Beginning in 1997, Mr. McFarland worked for Federal City Capital Advisors, LLC, which is now a dormant entity, where he most recently served as Managing Director. Mr. McFarland was Chairman of Federal City Bancorp, Inc. from 2005 to 2007 and President and Chief Executive Officer of Pedestal Inc., an internet secondary mortgage market trading exchange, from 1997 to 2001. Mr. McFarland was Executive Vice President and General Manager of GE Capital Mortgage Services and President and CEO of GE Capital Asset Management Corporation from 1990 to 1995. Prior to GE Capital, Mr. McFarland was President and CEO of Skyline Financial Services Corp. from 1988 to 1990. Before joining Skyline, Mr. McFarland was President and CEO of National Permanent Federal Savings Bank in Washington, D.C. from 1986 to 1987. From 1981 to 1986, Mr. McFarland was Executive Vice President— Operations and Chief Financial Officer with Fannie Mae (Federal National Mortgage Association). From 1972 to 1981, he was President and Director of Ticor Mortgage Insurance Company in Los Angeles, California. Mr. McFarland serves as a Director and member of the audit committee of the Brookfield Investment Funds and as Lead Independent Director and member of the audit committee of New America High Income Fund, Inc., and as a Director, chairman of the audit committee and member of the compensation committee of New Senior Investment Group Inc. From 2003 to 2013, Mr. McFarland served as a Director and the Lead Independent Director of the Brandywine Funds. Mr. McFarland also serves as a Director and Member of the Executive Committee of the Center for Housing Policy and is a member of the Trustees Council of The National Building Museum. Mr. McFarland’s knowledge, skill, expertise and experience as described above, as well as his deep familiarity with our company, led our Board of Directors to conclude that Mr. McFarland should be elected to serve as a director.

Clifford Press
Director since February 2016
Mr. Press has been a member of our Board of Directors and a member of the Nominating and Corporate Governance Committee of our Board of Directors since February 2016. Mr. Press has been a member of the Audit Committee of our Board of Directors and chairman of the Compensation Committee of the Board of Directors since May 2017. Mr. Press has been a

Managing Member of OPP, LLC and its predecessor firm, Oliver Press Partners, LLC, an investment advisory firm, since March 2005. From 1986 to March 2003, Mr. Press served as a General Partner of Hyde Park Holdings, Inc., a private equity investment firm. From March 2008 to November 2009, Mr. Press served as a director and member of the Governance & Nominating Committee of Coherent Inc. (NASDAQ: COHR), a manufacturer of laser based photonic products. From December 2011 to February 2013, Mr. Press served as a director of SeaBright Holdings, Inc. (formerly NYSE:SBX), a specialty provider of multi-jurisdictional workers’ compensation insurance. From 2001 to June 2011, Mr. Press served as a director of GM Network Ltd., a private holding company providing Internet-based digital currency services. Mr. Press received his MA degree from Oxford University and an MBA degree from Harvard Business School. Mr. Press was appointed pursuant to an agreement with BLR Partners LP and its affiliates. Mr. Press’s knowledge, skill, expertise and experience as described above, including his experience as a director of public companies, led our Board of Directors to conclude that Mr. Press should be elected to serve as a director.

Sarah L. Watterson
Director since November 2018
Ms. Watterson has been a member of our Board of Directors since November 2018. She was previously the company’s Chief Executive Officer and President from September 2016 – November 2018. From 2011 - January 1, 2018, Ms. Watterson was a Managing Director in the Private Equity group of Fortress. During her time at Fortress, Ms. Watterson gained significant experience in the leisure and entertainment sectors, working across businesses such as Intrawest Resorts and the Milwaukee Bucks. Prior to joining Fortress in 2011, Ms. Watterson worked at Goldman Sachs where she was a member of the global securities team. Ms. Watterson graduated Summa Cum Laude from Cornell University with a Bachelor of Science in Applied Economics and Management. Ms. Watterson’s knowledge, skill, expertise and experience as described above, as well as her deep familiarity with our company, led our Board of Directors to conclude that Ms. Watterson should be elected to serve as a director.

Compensation of Directors

The total annual compensation generally payable to our non-employee directors is $125,000. In addition, we pay an annual fee to the chair of the Audit Committee of the Board of Directors of $10,000, and we pay an annual fee to the respective chairs of the Compensation Committee and Nominating and Corporate Governance Committee of $5,000. The Committee chair fees are payable in RSUs. All of our non-employee directors are reimbursed for their costs and expenses in attending all meetings of our Board of Directors. Mr. Edens, Mr. May and Ms. Watterson are not compensated by the company for their service as directors.

As detailed in the company’s 2018 Omnibus Incentive Plan, which we refer to in this Proxy Statement as the “ 2018 Plan,” the Board of Directors may permit a first time non-employee director to make a one-time election to participate in a stock purchase and matching grant program, which we refer to in this Proxy Statement as the

“Director Stock Program” which provides that if the non-employee director purchases shares of our common stock at fair value within 30 days following the date the individual becomes a non-employee director, then the company will issue a matching grant of fully vested shares of our common stock equal to 20% of the aggregate fair value of the purchased shares.

Of the total compensation paid to our non-employee directors in 2018, $75,000 is paid in cash (unless a director elected to receive RSUs in lieu of cash). The remainder is paid in RSUs. We generally make the grant of RSUs on the first business day after our annual stockholders’ meeting. The number of RSUs awarded is based on the fair market value of a share of our common stock on the date of grant.

Director Compensation Table for 2018

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Director Stock Program	Total
William J. Clifford(2)	$43,973	$29,320	$51,665	$124,958
Kevin J. Finnerty(3)	$75,000	$55,000	$—	$130,000
Stuart A. McFarland	$75,000	$60,000	$—	$135,000
Clifford Press	$75,000	$55,000	$—	$130,000
Alan L. Tyson(4)	$50,000	$—	$—	$50,000
(1)	Each individual who was serving as a non-employee director as of the date of our annual meeting of stockholders in 2018 received an annual award of RSUs pursuant to 2018 Plan, and the additional terms established by resolution of the Board of Directors effective on the first business day after our annual meeting of stockholders, valued at $50,000 based on the fair market value of a share of our common stock on the date of grant. In 2018, such directors accordingly received 8,726 RSUs. Mr. McFarland also received 2,778 RSUs valued at $10,000 representing the fee for his service as Audit Committee chair and Messrs. Finnerty and Press each also received 1,389 RSUs valued at $5,000 representing the fee for their service as the Nominating and Governance Committee and Compensation Committee chairs, respectively. The amounts reported in this column constitute the aggregate grant date fair value of each award of RSUs granted to our non-employee directors in 2018 calculated in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. All RSUs held by our non-employee directors vest on the one-year anniversary of the grant date. As of December 31, 2018, the following numbers of stock options and RSUs were held by our non-employee directors: (i) for Mr. Clifford: 5,480 RSUs; (ii) for Mr. Finnerty: 27,542 RSUs; (iii) for Mr. McFarland: 11,504 RSUs; and (iv) for Mr. Press: 333 options and 10,115 RSUs.
(2)	Mr. Clifford’s total compensation for 2018 is pro-rated from his appointment to our Board of Directors on June 1, 2018. The RSU awards represent 40% of his total compensation earned for 2018. On September 3, 2018, Mr. Clifford purchased 41,667 shares of our common stock and the company issued 8,333 shares representing the matching grant, as permitted under the Director Stock Program. The fair value of the matching grant is based on the August 31, 2018 closing price of $6.20.
(3)	In 2018, Mr. Finnerty elected to receive $75,000 of compensation for his services as a director in the form of RSUs in lieu of cash.
(4)	Mr. Tyson did not stand for re-election to the Board of Directors at the 2018 Stockholders Meeting, and his term expired on May 25, 2018.

Determination of Director Independence

At least a majority of the directors serving on the Board of Directors must be independent. For a director to be considered independent, our Board of Directors must determine that the director does not have any direct or indirect material relationship with the company. The Board of Directors has established categorical standards to assist it in determining director independence, which conform to the independence requirements under the NYSE listing rules. Under the categorical standards, a director will be independent unless:

(a)	within the preceding three years: (i) the director was employed by the company; (ii) an immediate family member of the director was employed by the company as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the company (other than director or committee fees and pension or other forms of deferred compensation for prior service, so long as such compensation is not contingent on continued service); (iv) the director was employed by or affiliated with the independent registered public accounting firm of the company; (v) an immediate family member of the director was employed by the independent registered public accounting firm of the company as a partner, principal or manager; or (vi) an executive officer of the company was on the compensation committee of a company which employed the director, or which employed an immediate family member of the director as an executive officer; or
(b)	he or she is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross annual revenues.

The Board of Directors may determine, in its discretion, that a director is not independent notwithstanding qualification under the categorical standards. The Board of Directors has determined that each of Messrs. Clifford, Colbert, Crane, McFarland and Press are independent for purposes of NYSE Rule 303A and each such director has no material relationship with the company. In making such determination, the Board of Directors took into consideration that certain directors have invested in the securities of private investment funds or companies managed by or affiliated with the company’s former manager.

Statement on Corporate Governance

We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Directors consists of a majority of independent directors (in accordance with the rules of the NYSE). Our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of the Board of Directors are each composed entirely of independent directors.

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which delineate our standards for our officers, directors and employees. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our website also contains our Code of Business Conduct and Ethics, Code of Ethics for Principal Executive Officers and Senior Financial Officers, Corporate Governance Guidelines, and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors. Our website address is http://ir.driveshack.com. You may also obtain these documents by writing the company at 218 W. 18th Street, 3rd Floor, New York, NY 10011, Attention: Investor Relations.

Our Code of Business Conduct and Ethics applies to all employees, and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the Code of Business Conduct and Ethics and the reporting of violations thereof.

Our Code of Ethics for Principal Executive Officers and Senior Financial Officers sets forth specific policies to guide the company’s senior officers in the performance of their duties. The Code of Ethics for Principal Executive Officers and Senior Financial Officers supplements the Code of Business Conduct and Ethics described above. The company intends to disclose any changes in or waivers from either code applicable to the company’s executive officers or directors by posting such information on our website.

The company does not have a policy to separate the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the company to make that determination based on the position and direction of the company and the membership of the Board. Mr. Edens served as the company’s Chief Executive Officer and Chairman of the Board of Directors until February 2007. Since that time, Mr. Edens has served solely as Chairman of the Board of Directors, an arrangement that allows us to profit from his extensive knowledge of the company and its industry. Our current Chief Executive Officer and President, Kenneth A. May, also serves as a director. The company does not have a lead independent director; however, an independent director presides over the executive sessions. For additional information, see “Executive Sessions of Non-Management Directors.”

Risk Oversight

Our Board plays an active role in overseeing management of our risks. Our Board regularly reviews information regarding our credit, compliance, liquidity and operations, as well as the risks associated with each. The Compensation Committee of our Board (the “Compensation Committee”) is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the audit committee of the Board (the “Audit Committee”) is responsible for overseeing the management of financial, legal and regulatory risks and our enterprise risk management process generally. The Nominating Committee is responsible for managing risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks through committee reports and otherwise.

Board of Directors and Committee Meetings

During the year ended December 31, 2018, our Board of Directors held nine meetings. No director (other than Mr. Edens) attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served. Mr. Edens attended fewer than 75 percent of all meetings because, except in the case of one meeting, the Board of Directors was deliberating on matters that led to his recusal. See the section entitled “Certain Relationships and Related Transactions” in this Proxy Statement for additional information. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. During 2018, the Audit Committee met five times, the Compensation Committee met two times and the Nominating and Corporate Governance Committee met two times. Although director attendance at the company’s annual meeting each year is encouraged, the company does not have an attendance policy. None of our directors attended the 2018 annual meeting.

Audit Committee. Our Board of Directors has a standing Audit Committee composed entirely of independent directors. The current members of the Audit Committee are Messrs. Clifford, Finnerty, McFarland (Chairman) and Press, each of whom has been determined by our Board of Directors to be independent in accordance with the rules of the NYSE and the SEC’s audit committee independence standards. Following the Annual Meeting, the Audit Committee will consist of Mr. McFarland (Chairman), Mr. Colbert and Mr. Clifford. The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the company and its subsidiaries, including, without limitation, assisting the Board of Directors’ oversight of: (a) the integrity of the company’s financial statements; (b) the company’s compliance with legal and regulatory requirements; (c) the company’s independent registered public accounting firm’s qualifications and independence; and (d) the performance of the company’s independent registered public accounting firm and the company’s internal audit function. The Audit Committee is also responsible for appointing the company’s independent registered public accounting firm and approving the terms of the registered public accounting firm’s services. The Audit Committee operates pursuant to a charter, which is available on our website, http://ir.driveshack.com. You may also obtain a copy of the charter by writing the company at 218 W. 18th Street, 3rd Floor, New York, NY 10011, Attention: Investor Relations.

The Board of Directors has determined that Mr. McFarland qualifies as an “Audit Committee Financial Expert” as defined by the rules of the SEC. The Board of Directors has also determined that Mr. McFarland’s simultaneous service on the audit committees of Brookfield Investment Funds, New America High Income Fund, Inc. and New Senior Investment Group Inc. would not impair his ability to effectively serve on the Audit Committee. As noted above, our Board of Directors has determined that Mr. McFarland is independent under NYSE and SEC standards.

Compensation Committee. The current members of the Compensation Committee are Messrs. Clifford, Finnerty, McFarland and Press (Chairman), each of whom has been determined by our Board of Directors to be independent in accordance with the rules of the NYSE. Following the Annual Meeting, the Compensation Committee will consist of Mr. Press (Chairman), Mr. Colbert and Mr. Crane. The Compensation Committee is responsible for administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan, of the company and making recommendations to the Board of Directors regarding director compensation. The charter of the Compensation Committee is available on our website, at http://ir.driveshack.com. You may also obtain a copy of the charter by writing the company at 218 W. 18th Street, 3rd Floor, New York, NY 10011, Attention: Investor Relations.

Each current and prospective member of the Compensation Committee, as set forth above, is a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, which we refer to in this Proxy Statement as the “Exchange Act,” and is also an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to in this Proxy Statement as the “Code,” as well as an independent director under the NYSE listing standards and other applicable laws, rules and regulations.

Nominating and Corporate Governance Committee. Our Board of Directors has a standing Nominating and Corporate Governance Committee composed entirely of independent directors. The current members of the Nominating and Corporate Governance Committee are Messrs. Clifford, Finnerty (Chairman), McFarland and Press, each of whom has been determined by our Board of Directors to be an independent director in accordance with the rules of the NYSE. Following the Annual Meeting, the Nominating and Corporate Governance Committee will consist of Mr. Clifford, who will replace Mr. Finnerty as Chairman, Mr. McFarland and Mr. Press. The functions of the Nominating and Corporate Governance Committee include, without limitation, the following: (a) recommending to the Board of Directors individuals qualified to serve as directors of the company and on committees of the Board of Directors; (b) advising the Board of Directors with respect to Board composition, procedures and committees; (c) advising the Board of Directors with respect to the corporate governance principles applicable to the company; and (d) overseeing the evaluation of the Board of Directors. The charter of the Nominating and Corporate Governance Committee is available on our website, at http://ir.driveshack.com. You may also obtain a copy of the charter by writing the company at 218 W. 18th Street, 3rd Floor, New York, NY 10011, Attention: Investor Relations.

The Nominating and Corporate Governance Committee, as required by the company’s Bylaws, will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate and may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the company’s Secretary at Drive Shack Inc., 218 W. 18th Street, 3rd Floor, New York, NY 10011. The Secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholders’ meeting (together with certain required information set forth in the company’s Bylaws) within the time frames set forth below under “Advance Notice for Stockholder Nominations and Proposals for 2020 Annual Meeting.”

The Nominating and Corporate Governance Committee believes that the qualifications for serving as a director of the company are, taking into account such person’s familiarity with the company, possession of such knowledge, experience, skills, expertise, integrity and diversity as would enhance the Board’s ability to manage and direct the affairs and business of the company, including, when applicable, the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE rule.

In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board of Directors and the evolving needs of our business. The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a stockholder. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. We do not have a formal policy with regard to the consideration of diversity in identifying director-nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process.

Executive Sessions of Non-Management Directors

Executive sessions of the non-management directors occur during the course of the year. “Non-management directors” include all directors who are not officers of the company or, prior to January 1, 2018, employees of the company’s former manager. The non- management director presiding at those sessions may rotate from meeting to meeting among the chair of each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, to the extent the director is present at the executive session.

Stockholder Communications with Directors

The company provides the opportunity for stockholders and interested parties to communicate with our directors. You can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address:

Drive Shack Inc.
Secretary
218 W. 18th Street, 3rd Floor
New York, NY 10011

Stockholders may contact the non-management directors (including the director who presides over the executive sessions of non-management directors, or the non-management directors as a group, or the Audit Committee as a group) at the address above or at the following email address: NonManagementDirectors@driveshack.com.

All communications received as set forth in the preceding paragraph will be opened by the Legal Department, for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE

In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the company’s future filings made under the Exchange Act, and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended, which we refer to in this Proxy Statement as the “Securities Act”.

The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and the NYSE. The Audit Committee’s charter is available on the company’s website at http://ir.driveshack.com. The members of the Audit Committee hold executive sessions during the course of the year.

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the company’s financial statements, to plan or conduct audits or to determine that the company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the company’s internal controls over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses.

The Audit Committee has reviewed and discussed with management the audited financial statements in the annual report on Form 10-K.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board, which we refer to in this Proxy Statement as the “PCAOB,” other standards of the PCAOB, rules of the SEC and other applicable regulations, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable PCAOB requirements, and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2018, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of the company’s independent registered public accounting firm for fiscal year 2019.

The Audit Committee
Stuart A. McFarland, Chairman
Willian J. Clifford
Kevin J. Finnerty
Clifford Press

EXECUTIVE OFFICERS

The following table shows the names and ages of our executive officers in 2018, which we sometimes refer to in this Proxy Statement as NEOs, and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

Name	Age	Position
Kenneth A. May	58	Chief Executive Officer, President and Director (as of November 12, 2018)
David M. Hammarley	48	Chief Financial Officer (as of November 12, 2018)
Sarah L. Watterson	31	Chief Executive Officer and President (to November 12, 2018)
Lawrence A. Goodfield, Jr.	40	Chief Accounting Officer and Treasurer
Sara A. Yakin	32	Chief Operating Officer (to January 22, 2019)

Kenneth A. May has been our Chief Executive Officer, President and Director since November 2018. Prior to joining Drive Shack, Mr. May served as Executive Chairman of Urban Air Adventure Parks, a family theme park company based in Dallas, Texas. From 2014 through 2017, Mr. May served as chief executive officer of Topgolf, a golf-themed entertainment company based in Dallas, Texas, which he joined in 2013. Before that, Mr. May served as chief executive officer of FedEx Kinko’s, where he was responsible for the company’s strategic direction, product and service vision, as well as growth and development. Mr. May has also served as President of Krispy Kreme and Chairman of the March of Dimes National Board of Trustees.

David M. Hammarley has been our Chief Financial Officer since November 2018. Prior to joining Drive Shack, Mr. Hammarley served as Executive Vice President and Chief Financial Officer for SBE Entertainment Group, a lifestyle hospitality company that develops, manages and operates hotels, restaurants and nightclubs. Mr. Hammarley also held a variety of leadership roles at Starwood Hotels and Resorts from 2007 to 2016 including directing financial and strategic planning, investor relations and risk management. Mr. Hammarley received a B.S. in Business Administration from the University of California and an MBA from the Yale School of Management.

Lawrence A. Goodfield, Jr. has been our Chief Accounting Officer and Treasurer since September 2016. Prior to November 12, 2018, Mr. Goodfield was also our Chief Financial Officer. Through January 1, 2018, Mr. Goodfield was also a Managing Director in the Private Equity group of Fortress. Prior to joining Fortress, Mr. Goodfield served as Senior Vice President and Controller at W.P. Carey, a leading global net-lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions to companies worldwide, from January through September 2016, where he was responsible for directing accounting, financial reporting, and internal controls. Mr. Goodfield also formerly served in the audit and advisory practices, with a specialization in real estate, at PricewaterhouseCoopers from 2001 through 2015. Mr. Goodfield received a B.S. in Accounting from Pennsylvania State University and is a Certified Public Accountant.

Sarah L. Watterson was our Chief Executive Officer and President from September 2016 to November 12, 2018. Through January 1, 2018, Ms. Watterson was also a Managing Director in the Private Equity group of Fortress. During her time at Fortress, Ms. Watterson gained significant experience in the leisure and entertainment sectors, working across businesses such as Intrawest Resorts and the Milwaukee Bucks. Prior to joining Fortress in 2011, Ms. Watterson worked at Goldman Sachs where she was a member of the global securities team. Ms. Watterson graduated Summa Cum Laude from Cornell University with a Bachelor of Science in Applied Economics and Management. Ms. Watterson was appointed to our Board of Directors in November 2018.

Sara A. Yakin was our Chief Operating Officer and Secretary from September 2016 to January 22, 2019. Through January 1, 2018, Ms. Yakin was also a Managing Director within Fortress’ Private Equity group and, since joining Fortress in 2013, worked with a number of operating businesses owned or managed by Fortress, including New Media Investment Group. Prior to joining Fortress, Ms. Yakin worked at Barclays Bank in its sales and trading division from 2008 to 2013. Ms. Yakin graduated Magna Cum Laude from Cornell University with a Bachelor of Science from the Department of Communication.

Effective as of November 12, 2018, Messrs. May and Hammarley entered into letter agreements. Pursuant to the terms of each letter agreement, each executive officer’s employment is at will and may be terminated at any time by the company or such executive officer. Under the terms of each letter agreement, each executive officer will be entitled to receive an annual base salary and will be eligible to participate in a bonus incentive plan and entitled to participate in employee benefit plans made available to other similarly situated employees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis that follows provides a description of our compensation program for each of the individuals listed below. We refer to these individuals throughout the Compensation Discussion and Analysis and the tables and narratives that follow as our named executive officers or NEOs. For 2018, our named executive officers were as follows:

•	Kenneth A. May, Chief Executive Officer, President and Director
•	David M. Hammarley, Chief Financial Officer
•	Lawrence A. Goodfield, Jr., Chief Accounting Officer and Treasurer
•	Sarah L. Watterson, former Chief Executive Officer and President
•	Sara A. Yakin, Chief Operating Officer

Mr. May was appointed to serve as our Chief Executive Officer, President and Director effective November 12, 2018. Mr. Hammarley was appointed to serve as Chief Financial Officer effective November 12, 2018. Messrs. May and Hammarley are highly qualified executives that we believe have the skills and experience necessary to achieve our key business objectives and to create long-term, sustainable value for our stockholders.

Mr. Goodfield served as our Chief Financial Officer until November 12, 2018. Ms. Watterson served as our Chief Executive Officer and President until November 12, 2018. Ms. Watterson continues to serve as a director. Ms. Yakin served as our Chief Operating Officer until January 22, 2019.

Until January 1, 2018, each of our executive officers was an employee of our former manager or an affiliate of our former manager and therefore our officers were compensated by our former manager (or the applicable affiliate) and did not receive any compensation directly from us.

Role of the Compensation Committee in Executive Compensation

In 2018, our Compensation Committee made all decisions regarding the compensation levels of our named executive officers.

It is the Compensation Committee’s responsibility to:

•	oversee the design of our executive compensation programs, policies and practices;
•	determine the types and amounts of compensation for executive officers; and
•	review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our incentive compensation plans.

Role of Executive Officers in Determining Compensation for our Executive Compensation

Our Compensation Committee and the Board made all decisions regarding the compensation of our named executive officers in respect of 2018, after considering recommendations by Mr. May and Mr. Hammarley (other than with respect to their own compensation).

Role of the Compensation Consultant

Management has retained Korn Ferry as its consultant to provide advice on executive compensation practices. Korn Ferry’s support generally includes analysis related to the competitiveness of our executive compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to management, and other mandates as directed by management.

The Compensation Committee has reviewed the independence of Korn Ferry under applicable SEC and NYSE rules relating to conflicts of interest. Following this review, the Compensation Committee determined that Korn Ferry’s work for the company does not raise any conflicts of interest. The Compensation Committee’s evaluation included consideration of all services provided by Korn Ferry to us, the amount of fees received as a percentage of

Korn Ferry’s annual revenue, Korn Ferry’s policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers and any ownership of our stock by the Korn Ferry advisors providing executive and director compensation services to us.

Elements of our Executive Compensation Program

Base Salary. Base salary is a visible and stable foundation of our compensation program. The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each executive and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. On a prospective basis, we will continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our NEOs with those of our stockholders. When reviewing each executive’s base salary, the Compensation Committee considers the level of responsibility and complexity of the executive’s role, whether individual performance in the prior year was particularly strong or weak, and the salaries paid for the same or similar positions in the competitive market. Annual base salaries for our NEOs with respect to 2018 are listed below.

Name	2018 Base Salary
Kenneth A. May	$500,000
David M. Hammarley	$300,000
Lawrence A. Goodfield, Jr.	$200,000
Sarah L. Watterson	$200,000
Sara A. Yakin	$200,000

Annual Cash Incentive Bonuses. Our NEOs are eligible to receive annual cash incentives. We consider annual cash incentive bonuses to be “at-risk” compensation. For 2018, the Compensation Committee determined to provide the annual cash incentive bonuses relating to 2018 performance as set forth in the table below, based on its subjective determination of the performance of the applicable executives. Messrs. May and Hammarley were not eligible to receive annual cash bonuses in respect of 2018 given their hire dates in November 2018.

Name	2018 Annual Incentive
Kenneth A. May	$0
David M. Hammarley	$0
Lawrence A. Goodfield, Jr.	$375,000
Sarah L. Watterson	$1,000,000
Sara A. Yakin	$0

Equity Awards. In 2018, our Board adopted and our stockholders approved the 2018 Plan, pursuant to which, we may grant incentive stock options, non-qualified stock options, restricted stock and other stock-based awards to our employees, including the NEOs. We believe that a new omnibus incentive plan was appropriate in connection with the internalization of our management not only to continue to enable us to grant awards to management to reward and incentivize their performance and retention, but also to have a long-term equity plan that is appropriate for us as a publicly held company that is not externally managed.

In 2018, we granted stock options to Messrs. May and Hammarley in connection with their hiring. The Compensation Committee strongly believes that it was important to make grants of stock options to Messrs. May and Hammarley upon their hiring by the company in order to immediately align their interests with those of our stockholders and to encourage and incentivize them to create long-term value for the company. The Compensation Committee further determined that the respective grant amounts, which consisted of 3,351,355 options with an exercise price of $5.44 for Mr. May and 75,000 options with an exercise price of $5.44 for Mr. Hammarley, were necessary and appropriate to properly incentivize and align the interests of each of them.

Employment Agreements

We are party to an employment agreement with Messrs. May, Hammarley and Goodfield and Ms. Watterson. Except in the case of Ms. Watterson, each of the employment agreements provides for the payment of a base salary and certain other benefits. Each of Messrs. May, Hammarley and Goodfield are also eligible to earn an annual bonus equal to a percentage of base salary.

Mr. May and Mr. Hammarley are also eligible to receive severance benefits in the event of certain terminations of employment. For a more detailed description of such benefits, see “Potential Payments upon Termination or Change in Control.”

Restrictive Covenants

Each of the NEOs are subject to certain non-compete and non-solicitation restrictions while employed and for one year after termination of employment along with other standard perpetual covenants regarding confidentiality, intellectual property and related matters.

Tax Considerations

As a general matter, our Board and the Compensation Committee review and consider the various tax and accounting implications of our existing and proposed compensation programs. We consider the tax-deductibility of compensation in designing our compensation programs, but it is not our sole consideration and we retain the discretion to award compensation that is non-deductible. In addition, due to U.S. tax reform legislation (as described below), the opportunity to design programs on a go-forward basis that are fully tax-deductible for our named executive officers has effectively been eliminated. Therefore, the tax-deductibility of compensation had less of an impact on the design of our compensation programs in 2018, and we expect that tax-deductibility will continue to have less of an impact on our program design in the future.

Section 162(m) of the Code generally disallows deductions for compensation paid to certain members of senior management in excess of $1 million per year. Historically, this deduction limitation did not apply to “performance- based” compensation as described in the regulations under Section 162(m). However, the Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to our named executive officers who are “covered employees” under Code Section 162(m) in excess of $1 million is generally nondeductible, whether or not it is performance-based. In addition, starting with our 2018 fiscal year, our “covered employees” under Code Section 162(m) will include any individual who serves as our CEO or CFO at any time during the fiscal year and our three next most highly compensated officers (other than our CEO and CFO) for the fiscal year, and once an individual becomes a “covered employee” for any fiscal year beginning after December 31, 2016, that individual will remain a “covered employee” for all future fiscal years, including following any termination of employment.

Hedging and Pledging Policy

Our insider trading policy expressly prohibits transactions involving hedging or pledging of shares of our common stock and other equity securities and derivatives by Covered Persons (defined as our and our subsidiaries’ officers, directors and employees, as well as their spouses, minor children, adult family members sharing the same household on a continuous basis, financial dependents, and any other person or entity over whom the officer, director or employee exercises substantial influence or control over his, her its securities trading decisions, and any other trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar capacity).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the 2018 Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the company’s management.

Based on this review and their discussions, the Compensation Committee has recommended to the Board of Directors that the 2018 Compensation Discussion and Analysis be included in the Proxy Statement for the 2019 Annual Meeting of Stockholders to be filed with the SEC.

The Compensation Committee

Clifford Press, Chairman
William J. Clifford
Kevin J. Finnerty
Stuart A. McFarland

Compensation Committee Interlocks and Insider Participation

None.

2018 Summary Compensation Table

The following table contains information about the compensation paid to or earned by each of our NEOs in respect of the applicable fiscal year.

Name and Principal Position	Year(1)	Salary	Bonus	Option Awards(2)	All Other Compensation(3)	Total
Kenneth A. May, Chief Executive Officer, President and Director	2018	$51,742	$0	$7,309,144	$22,503	$7,383,389
David M. Hammarley, Chief Financial Officer	2018	$31,154	$0	$169,087	$10	$200,251
Lawrence A. Goodfield, Jr., Chief Accounting Officer and Treasurer	2018	$200,000	$375,000	$0	$95	$575,095
	2017	$200,000	$275,000	$0	$8,199	$483,199
	2016	$53,788	$100,000	$0	$99	$153,887
Sara A. Yakin, Chief Operating Officer(4)	2018	$200,000	$0	$0	$95	$200,095
Sarah L. Watterson, Former Chief Executive Officer and President(5)	2018	$200,000	$1,000,000	$0	$95	$1,200,095
(1)	While Ms. Watterson served as our Chief Executive Officer and President during 2016 and 2017 and Ms. Yakin served as our Chief Operating Officer during 2016 and 2017, our former manager was not able to segregate and identify any portion of the compensation earned by either of them in respect of 2016 or 2017 as relating solely to services performed for us, and therefore this Summary Compensation Table does not include any compensation information for either of them with respect to those years.
(2)	The amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For additional information regarding these awards, refer to the “Grants of Plan-Based Awards Table,” below. For a summary of the assumptions made in the valuation of these awards, please see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(3)	The 2018 amounts reported in this column consist of the following: (i) for Mr. May, $18,076 for relocation and temporary housing expenses, $4,417 for airfare, and $10 for life insurance premiums; (ii) for Mr. Hammarley, $10 for life insurance premiums; (iii) for Mr. Goodfield, $95 for life insurance premiums; (iv) for Ms. Yakin, $95 of life insurance premiums and (v) for Ms. Watterson, $95 for life insurance premiums.
(4)	Ms. Yakin ceased to serve as our Chief Operating Officer effective as of January 22, 2019.
(5)	Ms. Watterson departed as our Chief Executive Officer and President effective as of November 12, 2018, but has served as a non-executive officer employee of the company and a director since that time. Ms. Watterson did not receive compensation from the company in connection with her role as a director of the company.

2018 Grants of Plan Based Awards Table

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Option Awards(1)
Kenneth A. May	11/12/2018	3,351,355	$5.44	$7,309,144
David M. Hammarley	11/12/2018	75,000	$5.44	$169,087
(1)	The amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The options granted to Messrs. May and Hammarley are also disclosed in the “Option Awards” column in the “2018 Summary Compensation Table” above.

Outstanding Equity Awards at 2018 Fiscal Year-End

Name(1)	Number of Securities Underlying Exercisable Options	Number of Securities Underlying Not-Yet Exercisable Options	Option Exercise Price	Option Expiration Date
Kenneth A. May(2)	—	3,351,355	$5.44	11/12/2028
David M. Hammarley(3)	—	75,000	$5.44	11/12/2028
Sarah L. Watterson(4)	—	74,844	$1.00	3/29/2021
	—	125,812	$1.00	9/27/2021
	—	83,604	$1.00	4/3/2022
	—	95,116	$1.00	5/21/2022
	—	105,118	$1.00	7/31/2022
	—	230,000	$2.32	1/11/2023
	—	92,000	$2.95	2/15/2023
	—	161,000	$3.23	6/17/2023
	—	231,804	$3.57	11/22/2023
	—	183,700	$4.01	8/18/2024
Sara A. Yakin(4)	—	49,896	$1.00	3/29/2021
	—	83,874	$1.00	9/27/2021
	—	55,736	$1.00	4/3/2022
	—	63,410	$1.00	5/21/2022
	—	70,078	$1.00	7/31/2022
	—	153,332	$2.32	1/11/2023
	—	61,332	$2.95	2/15/2023
	—	107,332	$3.23	6/17/2023
	—	154,536	$3.57	11/22/2023
	—	122,466	$4.01	8/18/2024
(1)	Mr. Goodfield held no outstanding options as of December 31, 2018.
(2)	Mr. May’s options vest and become exercisable in equal annual installments on November 12 of each of 2019, 2020 and 2021, generally subject to Mr. May’s continued employment with the company.
(3)	Mr. Hammarley’s options fully vest and become exercisable on November 12, 2021, generally subject to Mr. Hammarley’s continued employment with the company.
(4)	The options listed in this table for Ms. Watterson and Ms. Yakin generally vest on the date that is one year prior to the applicable option expiration date listed in the table, generally subject to continued employment through the applicable vesting date.

Potential Payments upon Termination or Change in Control

In this section, we describe payments that may be made to our NEOs upon several events of termination, assuming the termination event occurred on the last day of 2018 (except as otherwise noted).

Kenneth A. May

Mr. May’s employment agreement provides that if he is terminated by the company without “cause” or by Mr. May for “good reason” (each as defined in the agreement) and Mr. May executes a separation agreement and release of claims in favor of the company, then Mr. May will be eligible to receive continued payment of his base salary for one year following his termination, a pro-rated annual cash incentive bonus for the year of termination and continued participation in the company’s benefit plans at active employee rates for 12 months following termination. If such a termination of employment occurs within 12 months following a “change in control” of the company (as defined in the agreement) and Mr. May executes a separation agreement and release of claims in favor of the company, then he will instead receive continued payment of his base salary for two years following his termination, a lump sum payment equal to two times his annual target cash incentive bonus and continued participation in the company’s benefit plans at active employee rates for 18 months following his termination.

Mr. May’s stock option agreements with the company in respect of the options that were granted to him effective as of November 12, 2018, provide that the options that would vest on the next vesting date will immediately become vested upon a termination of employment by the company without “cause,” by Mr. May for “good reason” or as a result of his death or “disability” (each as defined in the employment agreement).

David H. Hammarley

Mr. Hammarley’s employment agreement provides that if Mr. Hammarley’s employment is terminated by the company without “cause” (as defined in the agreement) and Mr. Hammarley executes a separation agreement and release of claims in favor of the company, then Mr. Hammarley will be eligible to receive continued payment of his base salary for one year following his termination, a pro-rated annual cash incentive bonus for the year of termination and continued participation in the company’s benefit plans at active employee rates for 12 months following termination.

Mr. Hammarley’s stock option agreement with the company in respect of the options that were granted to him effective as of November 12, 2018 provides that upon a termination of employment by the company without “cause,” by Mr. Hammarley for “good reason” or as a result of his death or “disability” (each as defined in the employment agreement), in each case that occurs on or after November 12, 2020, the options will immediately become vested.

The following tables set forth information on the potential payments to our applicable NEOs upon certain qualifying terminations of employment, assuming such termination occurred on December 31, 2018.

Kenneth A. May(1)	Qualifying Termination of Employment Prior to or More Than One Year Following Change in Control		Qualifying Termination of Employment Within One Year Following Change in Control		Death or Disability
Cash Severance	$500,000		$1,000,000		—
Benefits Continuation	$10,743	(2)	$16,114	(3)	—
Stock Option Acceleration(4)	—		—		—
(1)	For Mr. May, a “qualifying termination of employment” consists of a termination of his employment by the company without cause or by Mr. May for good reason.
(2)	Represents our payment for the employer portion of the cost of continuation of health coverage for his family for 12 months following his termination.
(3)	Represents our payment for the employer portion of the cost of continuation of health coverage for his family for 18 months following his termination.
(4)	While Mr. May is entitled to accelerated vesting of the options granted to him on November 12, 2018 that would vest on the next vesting date as a result of his termination of employment for any of the reasons set forth in the table, the per-share exercise price of the options exceeded the per-share price of our common stock on December 31, 2018 and therefore no amount has been included in the table in respect of such acceleration.
David M. Hammarley(1)	Qualifying Termination of Employment		Death or Disability
Cash Severance	$300,000		—
Benefits Continuation	—	(2)	—
(1)	For Mr. Hammarley, a “qualifying termination of employment” consists of a termination of his employment by the company without cause, whether occurring prior to or following a change in control.
(2)	While Mr. Hammarley is entitled to payment for the employer portion of the cost of continuation of health coverage for his family for 12 months following his termination, the company was not providing applicable benefits to Mr. Hammarley as of December 31, 2018 and therefore no amount has been included in the table.

Compensation Risk Assessment

In 2018, Korn Ferry supported management in conducting their risk assessment of our incentive compensation plans and practices. As a result of this analysis as well as their regular review of compensation policies and practices, management has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. The Compensation Committee has reviewed and agrees with management’s conclusion.

CEO Pay Ratio for 2018

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we determined that the 2018 total compensation of Kenneth A. May, our Chief Executive Officer, which totaled $7,383,389, as shown in the Summary Compensation Table above (the “CEO Compensation”), was approximately 531 times the total compensation of our median employee in 2018 calculated in the same manner, which totaled $13,902.

We identified the median employee using the W-2 compensation for 2018 of our employees, excluding our Chief Executive Officer, who were employed by us on December 31, 2018, the last day of our payroll year (whether employed on a full-time, part-time, seasonal or temporary basis). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

In determining our Chief Executive Officer and the amount of his compensation set out above, we chose the individual serving as Chief Executive Officer as of the median employee identification date and annualized his compensation pursuant to the requirements of Item 402(u) of Regulation S-K.

PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, which was added by The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

As described in the “Compensation Discussion and Analysis” section of these proxy materials, the primary objectives of our executive compensation program are to attract and retain qualified individuals who can help the company achieve its key business objectives and ultimately increase long-term stockholder value. We urge our stockholders to review the Executive Compensation section above and the compensation tables and narrative discussion included therein for more information.

We believe that our executive compensation programs have been effective at promoting the achievement of positive results, appropriately aligning pay and performance, and enabling us to attract and retain very talented executives while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 2.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THESE PROXY MATERIALS.

PROPOSAL NO. 3 ADVISORY VOTE ON SAY-ON-FREQUENCY VOTE

In accordance with Dodd-Frank and the related SEC rules promulgated thereunder, we are seeking the input of our stockholders on the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our NEOs (commonly known as a “say-on-frequency” vote). In voting on this Proposal 3, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the NEOs should occur every year, every two years or every three years or stockholders may abstain from making a recommendation.

After careful consideration, it is the opinion of the Board that an annual advisory stockholder vote on the compensation of our NEOs is the most appropriate option for us because it will allow our stockholders to provide more frequent, direct input on our compensation policies and practices, and the resulting compensation for our NEOs. Stockholders will have the opportunity to consider our most recent compensation decisions in the context of our pay for performance policy and focus on increasing long-term stockholder value, and to provide feedback to us in a timely way. Finally, the Board believes an annual advisory stockholder vote promotes corporate transparency.

While the Board has determined that the say-on-frequency vote shall be held annually, stockholders are not voting to approve or disapprove of the Board’s determination. Rather, stockholders are being provided with the opportunity to cast an advisory vote through the resolution set forth above. As an advisory vote, the result of the vote is not binding. However, the Board values the opinions of our stockholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve executive compensation.

The alternative receiving the greatest number of votes (once every one year, two years or three years) will be the resulting recommendation, on an advisory basis, of our stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO RECOMMEND HOLDING THE SAY-ON-FREQUENCY VOTE ONCE EVERY YEAR.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Listed in the following table is certain information with respect to the beneficial ownership of shares of our common stock as of April 1, 2019 by each person known by us to be the beneficial owner of more than five percent of our common stock, and by each of our directors, director nominees and executive officers, both individually and as a group.

For purposes of this Proxy Statement, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(i)	voting power, which includes the power to vote, or to direct the voting of, shares of our common stock; and/or
(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, shares of our common stock.

A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Wesley R. Edens(3)	6,827,030	9.8%
William J. Clifford	50,000	*
Kevin J. Finnerty	159,024	*
Stuart A. McFarland	46,345	*
Clifford Press(4)	333	*
Kenneth A. May	0	*
David M. Hammarley	0	*
Lawrence A. Goodfield, Jr.	0	*
Sarah L. Watterson	18,206	*
Sara A. Yakin	0	*
American Assets Capital Advisers, LLC(5)	4,314,500	6.4%
FMR LLC(6)	10,054,065	15.0%
All directors, nominees and executive officers as a group (10 persons)	7,100,938	10.2%
*	Denotes less than 1%.
(1)	The address of all officers and directors listed above are in the care of Drive Shack Inc., 218 W. 18th Street, 3rd Floor, New York, NY 10011.
(2)	Percentages shown assume the exercise by such persons of all options to acquire shares of our common stock that are exercisable within 60 days of April 1, 2019, and no exercise by any other person.
(3)	Includes 6,827,030 shares over which Mr. Edens has sole voting and investment power (including 3,188,178 shares held by Mr. Edens directly and 3,622,186 shares held in a family trust for which he serves as trustee) and 16,666 shares held in a charitable trust for which he serves as a trustee and over which he has shared voting and investment power. Does not include: (i) 775 shares held by Mr. Edens’ spouse or (ii) 16,666 shares held in a charitable trust of which his spouse is sole trustee, in respect of which Mr. Edens disclaims beneficial ownership.
(4)	Includes 333 shares issuable upon the exercise of options that are exercisable within 60 days of April 1, 2019.
(5)	Shared voting and dispositive power in respect of 4,314,500 shares, as stated in a Schedule 13G filed with the SEC on February 4, 2019. American Assets Capital Advisors, LLC’s address is 11455 El Camino Real, Suite 140, San Diego, CA 92130.
(6)	Sole voting power in respect of 1,233,999 shares and sole dispositive power in respect of 10,054,065 as stated in a Schedule 13G/A filed with the SEC on February 13, 2019. FMR LLC’s address is 245 Summer Street, Boston, MA 02210.

Section 16(a) of Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and persons beneficially owning more than ten percent of a registered class of a company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC.

To our knowledge, based solely on review of the copies of such reports furnished to us during the year ended December 31, 2018, all reports required to be filed by our directors, executive officers and greater-than-ten-percent owners were timely filed in compliance with the Section 16(a) filing requirements, other than a Form 4 reporting the initial option grant to each of Messrs. May and Hammarley and a Form 3 for Mr. May, which were filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Transactions with Related Persons

SEC rules define “transactions with related persons” to include any transaction in which the company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. The company adopted a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve or ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to the company; and the availability of other sources for comparable assets, products or services. The independent directors have also adopted standing pre-approvals under the policy for specified categories of transactions, including investments in securities offerings.

Transition Services Agreement

On December 21, 2017, in connection with the Termination and Cooperation Agreement, the company entered into a Transition Services Agreement, effective as of January 1, 2018, with our former manager. In order to facilitate the transition of the company’s management of its operations and provide the company sufficient time to develop such services in-house or to hire other third-party service providers for such services, under the Transition Services Agreement, the manager will continue to provide to the company certain services, which we refer to in this Proxy Statement as the “transition services”. The transition services primarily include information technology, legal, regulatory compliance, tax and accounting services. The transition services will be provided for a fee intended to be equal to the Manager’s cost of providing the transition services, including the allocated cost of, among other things, overhead, employee wages and compensation and out-of-pocket expenses, and will be invoiced on a monthly basis. For a further description of the Termination and Cooperation Agreement please see company’s Current Report on Form 8-K filed December 21, 2017. The company incurred $0.4 million in costs for transition services during fiscal year 2018.

Tax Benefits Preservation Plan

On December 5, 2018, we entered into a Tax Benefits Preservation Plan, which we refer to in this proxy statement as the “2018 Tax Plan,” with American Stock Transfer and Trust Company, LLC, as rights agent, which is intended to help protect our ability to use our tax net operating losses and certain other tax assets by deterring an “ownership change” (as defined under Section 382 of the Code). Under the terms of the 2018 Tax Plan, in general, if a person or group acquires beneficial ownership of 4.9% or more of the outstanding shares of our common stock without prior approval of our Board of Directors or without meeting certain exceptions (an “Acquiring Person”), the rights would become exercisable and our stockholders (other than the Acquiring Person) will have the right to purchase securities from us at a discount to such securities’ fair market value, thus causing substantial dilution to the Acquiring Person. The 2018 Tax Plan provides for certain exemptions to the definition of “Acquiring Person” as provided therein, including exempting Fortress or any subsidiary or principal thereof (which includes Mr. Edens) or any associate of any such principal (the “Fortress Holders”); provided that the foregoing exemption (i) shall apply only to the extent that the company does not undergo an “owner shift” (as defined in Section 382 of the Code) of 10% or more as a result of beneficial ownership of company securities by any one or more Fortress Holders and (ii) may be revoked at any time by the disinterested members of our Board of Directors as to future acquisitions.

Other Related Party Transactions

A member of the Board of Directors owned or leased aircraft that the company chartered from a third-party aircraft operator for business purposes in the course of operations. The company paid the aircraft operator market rates for the charters. The amounts totaled less than $0.1 million for the year ended December 31, 2018.

The company leased its former corporate office space from an affiliate of a member of the Board of Directors. The company incurred $1.1 million in rent expense for the year ended December 31, 2018, which represents market rates for the office space.

The above transactions were reviewed and approved by the independent disinterested members of our Board of Directors.

From time to time, our directors and officers purchase shares of our common stock in connection with public offerings of our common stock. Such purchases are made at the public offering price.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

Ernst & Young LLP, independent registered public accountants, served as the independent registered public accounting firm for us and our subsidiaries for the fiscal years ended December 31, 2018 and 2017. The Audit Committee has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the stockholders at the Annual Meeting.

Representatives of Ernst & Young LLP will be present in person at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the company for fiscal year 2019.

Principal Accountant Fees and Services

During the two most recent fiscal years, we engaged Ernst & Young LLP to provide us with audit and tax services. Services provided included the examination of annual financial statements, limited review of unaudited quarterly financial information, review and consultation regarding filings with the SEC and the Internal Revenue Service, audit of internal accounting controls and consultation on financial and tax accounting and reporting matters. Fees for 2018 and 2017 were as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2018	$1,484,501	$150,000	$515,238	—
2017	$1,911,517	$150,000	$678,863	—

Audit Fees. Audit fees are fees billed for the consolidated financial statements, including the audit of internal control over financial reporting and the review of the company’s quarterly reports on Form 10-Q, as well as required audits of certain subsidiaries, consultation on audit related matters and required review of SEC filings.

Audit-Related Fees. Audit-related fees primarily included attest services not required by statute or regulation.

Tax Fees. Tax fees for the years ended December 31, 2018 and 2017 related to tax planning and advice, as well as compliance and return preparation.

All Other Fees. None.

The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence.

The Audit Committee is responsible for appointing the company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. All engagements for services in the most recent fiscal year were pre-approved by the Audit Committee. The Audit Committee has a policy requiring the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm.

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2020
ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2020 annual meeting of stockholders if they are received by the company on or before December 20, 2019. However, if the 2020 annual meeting date is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, to be timely a proposal by the stockholders must be received no later than a reasonable time before the company begins to print and send its proxy materials. In addition, all proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of stockholder proposals in company-sponsored proxy materials. Any proposal should be directed to the attention of the company’s Secretary at 218 W. 18th Street, 3rd Floor, New York, NY 10011.

In order for a stockholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered “timely,” the company’s Bylaws require that such proposal must be received by the company not less than 90 days nor more than 120 days prior to the one-year anniversary of the date of mailing of the notice of the preceding year’s annual meeting of stockholders. Accordingly, in order for a proposal relating to business to be conducted at our 2020 annual meeting of stockholders to be “timely” under the company’s Bylaws, it must be received by the Secretary of the company at our principal executive office no earlier than December 20, 2019 and no later than January 19, 2020. However, in the event that the date of mailing of the notice of the 2020 annual meeting of stockholders is advanced or delayed by more than 30 days from April 18, 2020, for a proposal by the stockholders to be timely, it must be received no earlier than the 120th day before mailing of the notice of such meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice of such meeting or the 10th day after the day on which public announcement of the date of such mailing of the notice of such meeting is first made by the company. All director nominations and stockholder proposals submitted outside of Rule 14a-8 must comply with the requirements of our Bylaws, or they may be excluded from consideration at the meeting.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: http://ir.driveshack.com. Such information will also be furnished upon written request to Drive Shack Inc., 218 W. 18th Street, 3rd Floor, New York, NY 10011, Attention: Investor Relations.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The company and some brokers household proxy materials, delivering a single annual report and proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the company that they or the company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker if your shares are held in a brokerage account or the company if you hold registered shares. You can notify the company by sending a written request to Drive Shack Inc., 218 W. 18th Street, 3rd Floor, New York, NY 10011, Attention: Investor Relations or by contacting Investor Relations at 646-585-5591, and we will deliver promptly a separate copy of the annual report and proxy statement.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will also help preserve environmental resources.

Stockholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email will remain in effect until you terminate it.

By Order of the Board of Directors,

/s/ Nicholas M. Foley
Nicholas M. Foley
Secretary

New York, NY
April 18, 2019

DRIVE SHACK INC.
218 W 18th St
3rd Floor
New York, NY 10011

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 William J. Clifford 02 Virgis W. Colbert 03 Benjamin M. Crane

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, by non-binding advisory vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To recommend, by non-binding advisory vote, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual Meeting. If a proxy is properly executed, then your shares will be voted either in the manner you indicate, or if no direction is indicated, in the manner directed by the Board of Directors (including with respect to any matter not specified above that is properly presented at the Annual Meeting). To obtain detailed instructions on how to register and attend the meeting, please see the proxy statement.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000419488_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com

DRIVE SHACK INC.
This proxy is solicited on behalf of the Board of Directors
ANNUAL MEETING OF STOCKHOLDERS
May 29, 2019

The stockholder(s) hereby appoint(s) Wesley R. Edens and Kenneth A. May, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Drive Shack Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Eastern Time on May 29, 2019, at 547 West 27th St., Suite 300, New York, NY 10001, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH OF PROPOSALS 2, 3 AND 4.

PLEASE MARK, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000419488_2 R1.0.1.18